Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares of Genetron Holdings Limited, and that this Agreement be included as an Exhibit to such joint filing. Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of October 20, 2023.

New Genetron Holding Limited	By:	/s/ Sizhen Wang
		Name:	Sizhen Wang
		Title:	Director

Tianjin Genetron Jun’an Business Management Partnership (Limited Partnership)		Zhuhai Jinchang Junying Management Consulting Co., Ltd.

As general partner of Tianjin Genetron Jun’an Business Management Partnership (Limited Partnership)

	By:	/s/ Sizhen Wang
		Name:	Sizhen Wang
		Title:	Director

Hai Yan	By:	/s/ Hai Yan
		Name:	Hai Yan